Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Mereo BioPharma Group plc for the registration of American Depositary Shares representing ordinary shares offered by selling shareholders and to the incorporation by reference therein of our report dated March 31, 2021, with respect to the consolidated financial statements of Mereo BioPharma Group plc included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom

August 5, 2021